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                                                                   EXHIBIT 10.28

August 23, 2001


Ms Cher Paige
18729 SE 45th Place
Issaquah, WA   98027

Dear Cher:

We are pleased to confirm your offer of employment with N2H2, Inc. as Vice President of Marketing. You will be reporting directly to Phil Welt, CEO/President and will serve as a member of our Senior Management Team. As an exempt employee, you will be paid on a salaried basis with paydays occurring semi-monthly. We hope you will be able to start work at N2H2 on September 4, 2001.

Your compensation will be structured in the following way:
Base Salary: $127, 400

Bonus: A bonus of 0-15% based on MBO's to be determined with Phil upon hire. The target bonus for all employees is 9%, and managers are required to hit this average percentage for all employees in their review group. Timing of this annual bonus will be agreed to in writing by Phil and N2H2 before the execution of this letter.

Stock Options: You will be granted 100,000 options, as part of your hiring package. These options will be granted at the fair market value (average of high and low) on the date of hire and will have a four-year vesting period (1/4 each year). Further information will be made available to you regarding the option grant in your new hire information.

Benefits: You will be eligible to participate in our group insurance effective October 1, 2000. N2H2 offers the following benefits plans: Medical, dental, vision, long term disability, commuter transit reduction, flexible spending account programs and Employee stock purchase program. All premiums for these benefits are fully paid for yourself and any dependents you choose to add. All details are governed by specific insurance company or program policies.

Vacation: You will receive four weeks of vacation accrued throughout the year; five sick days and two floating holidays each year.

Your employment at N2H2, Inc. is terminable-at-will at any time either you or N2H2, Inc. desire to end the relationship, either before or after the standard 90-day introductory period. This letter is not a contract of employment for any period of time. Execution of a formal Employment Contract and Non-Compete Agreement may be required in the future as a condition of continued employment.

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We are convinced that your background and professional experience will significantly enhance our ability to attain our goals. We are equally confident that you will find us offering the kinds of challenges and responsibilities that you will enjoy, along with an environment that will enhance your professional growth. If you find the heretofore-described terms agreeable, please sign and return an original copy of this letter by August 29, 2001. If you have questions, please call Amanda Spraker (206.834.1770) or Phil Welt (206.834.1777) directly. We look forward to working with you.

Sincerely,

/s/ Howard P. Welt

Howard P. Welt
CEO/President
N2H2, Incorporated

Offer Accepted By:


Cher Paige   /s/ Cher Paige         Date  8/23/01
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